Exhibit 99.1

Heritage Commerce Corp Reports Second Consecutive Quarterly Profit in 4Q10

San Jose, CA – Janury 27, 2011 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (“the Company”) for Heritage Bank of Commerce (“the Bank”), today reported preliminary results for the fourth quarter and year ended December 31, 2010. The Company reported fourth quarter 2010 net income of $1.7 million, compared to a net loss of ($574,000) in the fourth quarter a year ago.  After accrued dividends and discount accretion on preferred stock, the Company reported net income allocable to common shareholders of $1.1 million, or $0.03 per average diluted common share, for the fourth quarter of 2010.  In the fourth quarter of 2009, the net loss allocable to common shareholders was ($1.2) million, or ($0.10) per average diluted common share.

For the full year ended December 31, 2010, the net loss allocable to common shareholders was ($58.3) million, or ($3.64) per average diluted common share, which included a non-cash goodwill impairment charge of $43.2 million and loan charge-offs of $13.9 million related to problem real estate loans transferred to loans held-for-sale in the second quarter of 2010.  For the year ended December 31, 2009, the net loss allocable to common shareholders was ($14.4) million, or ($1.21) per average diluted common share.

“Our return to profitability for the second consecutive quarter in 2010 was driven by continued improvement in our asset quality metrics, which included a substantial reduction in nonperforming assets at year end.   As a result, the need to increase the allowance for loan losses was reduced with the quarter’s improved credit trends and with the relative stabilization of economic conditions,” said Walter Kaczmarek, President and Chief Executive Officer.  “In fact, the latest reports on the greater San Francisco Bay Area economy are showing signs of improvement with increased hiring in Silicon Valley.  We are encouraged by this quarter’s financial results and look forward to returning to moderate growth in our loan portfolio this year.”

“Our Company’s capital position remains strong with a Tier 1 risk-based capital ratio of 19.68% and a total risk-based capital ratio of 20.95%,” continued Mr. Kaczmarek.  “We are moving forward with a focus on growing our business and strengthening our balance sheet, while remaining diligent in reducing problem assets.  We continue to focus our attention on providing superior service to our customers and communities, and creating long-term value for our shareholders.”

Fourth Quarter 2010 Highlights and Significant Events (for periods ended December 31, 2010 compared to December 31, 2009, and September 30, 2010)

◆	Asset quality statistics improved significantly reflecting the following metrics:

●
Nonperforming assets declined to $34.6 million, or 2.78% of total assets at December 31, 2010, from $64.6 million, or 4.74% of total assets at December 31, 2009, and from $49.7 million, or 3.73% of total assets at September 30, 2010.

●	Net charge-offs decreased 81% in the fourth quarter of 2010 to $1.1 million, from $5.9 million in the fourth quarter of 2009, and decreased 68% from $3.5 million in the third quarter of 2010.

●	The provision for loan losses in the fourth quarter of 2010 was $1.1 million, compared to $5.7 million in the fourth quarter of 2009, and $2.1 million in the third quarter of 2010.

●
The allowance for loan losses at December 31, 2010 totaled $25.2 million, or 2.98% of total loans, compared to $28.8 million, or 2.69% of total loans at December 31, 2009, and $25.3 million, or 2.85% of total loans at September 30, 2010.

●	Classified assets decreased to $91.8 million at December 31, 2010, from $166.3 million at December 31, 2009, and from $116.5 million at September 30, 2010.

◆
Capital ratios substantially exceed regulatory requirements for a well-capitalized financial institution, both at the holding company level and the bank level.  The leverage ratio at the holding company was 14.14%, with a Tier 1 risk-based capital ratio of 19.68% and a total risk-based capital ratio of 20.95%.  Heritage Bank of Commerce reported a leverage ratio of 12.12%, a Tier 1 risk-based capital ratio of 16.87%, and a total risk-based capital ratio of 18.13%.  The regulatory well-capitalized guidelines are a minimum of a 5% leverage ratio, a 6% Tier 1 risk-based capital ratio, and a 10% total risk-based capital ratio.

◆
Cash, Federal funds sold, interest-bearing deposits in other financial institutions and securities available-for-sale increased 96% to $304.3 million at December 31, 2010, from $155.5 million at December 31, 2009, and decreased 11% from $342.0 million at September 30, 2010.

◆	The loan to deposit ratio was to 85.12% at December 31, 2010, compared to 98.24% at December 31, 2009, and 83.24% at September 30, 2010.

◆	Brokered deposits decreased to $98.5 million at December 31, 2010, compared to $178.0 million at December 31, 2009, and $132.4 million at September 30, 2010.

◆
The net interest margin decreased 2 basis points to 3.59% in the fourth quarter of 2010, from 3.61% in the fourth quarter of 2009, and was the same as the third quarter of 2010.  The decrease in net interest margin in 2010 compared to 2009 was primarily due to the investment of proceeds from the June 2010 capital raise in short-term investments and deposits at the Federal Reserve Bank, partially offset by maturing higher-cost wholesale funding and a more cost-effective blend of core deposits.

◆	The Company sold $18.3 million of investment securities resulting in a $464,000 gain on sale in the fourth quarter of 2010.

Balance Sheet Review, Capital Management and Credit Quality

Heritage Commerce Corp’s total assets declined 9% to $1.25 billion at December 31, 2010, from $1.36 billion at December 31, 2009, and decreased 6% from $1.33 billion at September 30, 2010.

The investment securities portfolio totaled $232.2 million at December 31, 2010, an increase of 111% from $110.0 million a year ago, and an increase of 108% from $111.5 million from September 30, 2010.  At December 31, 2010, the investment portfolio was comprised of mortgage-backed securities, all of which were issued by U. S. Government sponsored entities. During the fourth quarter of 2010, the Company acquired $154.8 million of mortgage-backed securities yielding approximately 2.93% with an average duration of 4.47 years. During the fourth quarter of 2010, the Company sold approximately $18.3 million of investment securities and recognized a gain on sale of approximately $464,000.

During the fourth quarter of 2010, the $4.8 million of problem real estate loans held-for-sale outstanding at September 30, 2010 were reduced to $2.3 million at December 31, 2010. The reduction was due to a loan that was repaid through the sale of the underlying collateral by the borrower and a loan that was foreclosed and transferred to other real estate owned (“OREO”).

Loans, excluding loans held-for-sale, decreased 21% to $846.0 million at December 31, 2010, from $1.07 billion at December 31, 2009, and decreased 5% from $886.6 million at September 30, 2010.  The total loan portfolio remains well diversified with commercial and industrial loans accounting for 45% of the portfolio at December 31, 2010.  Commercial real estate loans accounted for 40% of the total loan portfolio at December 31, 2010, of which 58% were owner-occupied by businesses.  Land and construction loans continued to decrease, accounting for 7% of the portfolio at December 31, 2010, compared to 17% and 10% of the total loan portfolio at December 31, 2009 and September 30, 2010, respectively.  Consumer and home equity loans accounted for the remaining 8% of total loans at December 31, 2010. Although loans were down $40.6 million in the fourth quarter of 2010 compared to the third quarter of 2010, commercial and industrial loans increased $7.5 million; real estate land and construction loans decreased $29.4 million; and real estate mortgage loans decreased $16.1 million. The loan portfolio yielded 5.25% in the fourth quarter of 2010, compared to 5.06% in the same period in 2009, and 5.10% for the third quarter of 2010.

Including $2.0 million in loans held-for-sale, nonperforming assets decreased to $34.6 million, or 2.78% of total assets at December 31, 2010, compared to $64.6 million, or 4.74% of total assets at December 31, 2009, when there were no nonperforming loans held-for-sale.  At September 30, 2010, including $4.6 million in loans held-for-sale, nonperforming assets totaled $49.7 million or 3.73% of total assets.  Excluding loans held-for-sale, nonperforming assets were $32.6 million, or 2.62% of total assets at December 31, 2010, compared to $64.6 million, or 4.74% of total assets at December 31, 2009, and $45.1 million, or 3.39% of total assets at September 30, 2010.  At December 31, 2010, 29% of the nonperforming assets were land and construction loans; 26% commercial and industrial loans; 19% commercial real estate loans; 12% SBA loans; 7% restructured and loans over 90 days past due and still accruing; 3% consumer and home equity loans; and 4% OREO.  Total OREO was $1.3 million at December 31, 2010, compared to $2.2 million a year ago, and $657,000 at September 30, 2010. Classified assets decreased to $91.8 million at December 31, 2010, from $166.3 million at December 31, 2009, and from $116.5 million at September 30, 2010.

The allowance for loan losses at December 31, 2010 was $25.2 million, or 2.98% of total loans, representing 75.60% of nonperforming loans and 80.49% of nonperforming loans excluding nonaccrual loans in loans held-for-sale.  The allowance for loan losses for December 31, 2009 was $28.8 million, or 2.69% of total loans and 46.12% of nonperforming loans.  There were no nonaccrual loans in loans held-for-sale at December 31, 2009. The allowance for loan losses at September 30, 2010 was $25.3 million, or 2.85% of total loans, representing 51.62% of nonperforming loans and 56.90% of nonperforming loans excluding nonaccrual loans in loans held-for-sale.  During the fourth quarter of 2010, gross charge-offs were $2.1 million and recoveries were $938,000, of which $852,000 related to one loan.

Deposits totaled $993.9 million at December 31, 2010, compared to $1.09 billion at December 31, 2009, and $1.07 billion at September 30, 2010.  Demand deposits increased $26.5 million to $434.2 million at December 31, 2010, compared to $407.7 million at December 31, 2009, and increased $7.8 million compared to $426.4 million at September 30, 2010.  At December 31, 2010, brokered deposits were $98.5 million, compared to $178.0 million at December 31, 2009, and $132.4 million at September 30, 2010.  Total deposits, excluding brokered deposits, were $895.5 million at December 31, 2010, compared to $911.3 million at December 31, 2009 and $932.7 million at September 30, 2010.  Total deposits decreased $71.2 million from September 30, 2010 to December 31, 2010, primarily due to a reduction of brokered deposits ($34.0 million of brokered deposits matured in the fourth quarter of 2010) and a $21.8 million exchange account that was closed.

Tangible equity was $179.1 million at December 31, 2010, compared to $125.5 million a year ago, and $181.9 million at September 30, 2010.  The increase in tangible equity in 2010 compared to 2009 was due to the $75 million private placement in the second quarter of 2010.  Tangible book value per common share was $4.61 at December 31, 2010, compared to $7.38 a year ago, and $4.72 at September 30, 2010.  The Company’s accumulated other comprehensive loss increased to $4.6 million at December 31, 2010 from $1.3 million at September 30, 2010. The components of other comprehensive loss at December 31, 2010 include the following: an unrealized loss on available-for-sale securities of ($1.7) million, an unrealized loss on split dollar insurance contracts of ($2.1) million, an unrealized loss on the supplemental executive retirement plan of ($2.0) million and an unrealized gain on interest-only strip from SBA loans of $1.2 million.

In the third quarter of 2010, the Company’s shareholders approved the issuance of common stock upon the conversion of the Series B Preferred Stock and the Series C Preferred Stock.  The holders of the Series B Preferred Stock and Series C Preferred Stock were entitled to receive cumulative dividends at a per annum rate of 20%, unless shareholder approval was obtained before December 21, 2010.  As a result of the shareholder approval, dividends and discount accretion on preferred stock decreased to $193,000 for the third quarter of 2010, compared to $1.0 million in the second quarter of 2010, due to $411,000 of accrued dividends on the Series B Preferred Stock and Series C Preferred Stock in the second quarter of 2010 that did not have to be paid and therefore was reflected as an adjustment in the third quarter of 2010.  Dividends and discount accretion on the Series A Preferred Stock issued to the U.S. Treasury under the Capital Purchase Program totaled $606,000 for the fourth quarter of 2010, compared to $600,000 for the fourth quarter of 2009, and $604,000 for the third quarter of 2010.

After receiving shareholder approval in September 2010, the outstanding Series B preferred stock automatically converted into approximately 14.4 million shares of the Company’s common stock.  The Series C Preferred stock remains outstanding until converted to common stock upon the transfer of the Series C Preferred Stock in accordance with its terms.

In the per common share data attached, the Company details the tangible book value per share, assuming the Company’s outstanding Series C Preferred Stock issued in June 30, 2010 was converted into common stock. There are 21,004 shares of Series C Preferred Stock outstanding at December 31, 2010 and the Series C Preferred Stock is convertible into an aggregate 5,601,000 shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.

Operating Results

Net interest income decreased to $10.9 million in the fourth quarter of 2010, from $11.5 million for the fourth quarter of 2009, but increased from $10.8 million in the third quarter of 2010. Net interest income was adversely impacted by a decrease in loan balances. Net interest income for the year ended December 31, 2010 was $44.6 million, compared to $46.0 million a year ago.  The net interest margin was 3.59% for the fourth quarter of 2010, compared to 3.61% for the fourth quarter a year ago, and 3.59% for the third quarter of 2010.  The net interest margin for the year ended December 31, 2010 was 3.69%, compared to 3.53% for the year ended December 31, 2009.

The provision for loan losses was $1.1 million for the fourth quarter of 2010, compared to $5.7 million for the fourth quarter of 2009, and $2.1 million for the third quarter of 2010.  The decrease in provision for loan losses in fourth quarter of 2010 compared to the fourth quarter of 2009 and third quarter of 2010 reflects a lower volume of classified assets and nonperforming loans and a decrease in loan charge-offs.

Noninterest income was $2.4 million for the fourth quarter of 2010, compared to $2.5 million in the fourth quarter of 2009, and $2.7 million for the prior quarter.  Noninterest income for the year ended December 31, 2010 was $8.7 million, compared to $8.0 million a year ago.  The increase in noninterest income in 2010 compared to 2009 was primarily due to $2.0 million in gains on the sale of securities in 2010, partially offset by an $887,000 loss on the sale of problem loans.

Noninterest expense was $10.1 million for the fourth quarter of 2010, compared to $10.6 million in the fourth quarter of 2009 and $11.2 million in the third quarter of 2010.  The decrease in noninterest expense in the fourth quarter of 2010 compared to the third quarter of 2010 was due to a decrease in salaries and employee benefits expense and no writedown of loans held-for-sale in the fourth quarter of 2010.  The decrease in salaries and employee benefits expense was due to a reduction of stock option expense, as stock options forfeited exceeded the initial forfeiture rate utilized, offset by a severance accrual related to a reduction in workforce during the fourth quarter of 2010.  Noninterest expense increased to $88.1 million in 2010, compared to $44.8 million a year ago, primarily due to the $43.2 million impairment of goodwill in the second quarter of 2010. Noninterest expense, excluding the $43.2 million impairment of goodwill, was $44.9 million for the year ended December 31, 2010.

Income tax expense for the quarter ended December 31, 2010 was $506,000, as compared to a ($1.7) million tax benefit in the fourth quarter a year ago, and a tax benefit of ($398,000) in the third quarter of 2010.  The income tax benefit for the year ended December 31, 2010 was ($5.8) million, as compared to a tax benefit of ($12.7) million a year ago. The negative effective income tax rates are due to the loss before income taxes. The difference in the effective tax rate compared to the combined Federal and state statutory tax rate of 42% is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, and tax credits related to investments in low income housing limited partnerships.

The efficiency ratio was 75.65% for the fourth quarter of 2010, compared to 75.77% in the fourth quarter of 2009 and 82.96% in the third quarter of 2010.  The efficiency ratio, excluding the $43.2 million impairment of goodwill in 2010 increased to 84.31% from 82.90% a year ago.  The efficiency ratio increased in 2010 primarily due to a decrease in net interest income and an increase in noninterest expense, primarily an increase in FDIC insurance premiums and professional fees, which was partially offset by the $2.0 million gain on sale of securities.

Series A Preferred Stock Dividends

The Company's next scheduled dividend payment on its outstanding Series A Preferred Stock issued to the U.S. Treasury is due February 14, 2011. If the Company exercises its right not to make the dividend payment it will be the sixth consecutive dividend payment suspended. Under the terms of the Series A Preferred Stock, if the Company fails to pay dividends on the Series A Preferred Stock for a total of six quarters, whether or not consecutive, the U.S. Treasury has the right to elect two members of the Company’s Board of Directors. These directors would serve on the Company’s Board of Directors until such time as the Company has paid in full all dividends not previously paid. Although the U.S. Treasury has not indicated if or when it may exercise its right to have two members  appointed to the Board of Directors, effective during the first quarter of 2011, the Company has permitted the U.S. Treasury to allow an observer employed by the U. S. Treasury to attend meetings of the Company’s Board of Directors.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  The forward-looking statements could be affected by many factors, including but not limited to: (1) Competition for loans and deposits and failure to attract or retain deposits and loans; (2) Local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including but not limited to the allowance for loan losses; (3) Risks associated with concentrations in real estate related loans; (4) Changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (5) The effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (6) Stability of funding sources and continued availability of borrowings; (7) Our compliance with and the effects of the regulatory Written Agreement the Company and Heritage Bank of Commerce, its subsidiary bank, have entered into with their regulators; (8) The effect of changes in laws and regulations with which the Company and Heritage Bank of Commerce must comply, including, but not limited to any increase in FDIC insurance premiums; (9)  Our ability to raise capital or incur debt on reasonable terms; (10) Regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (11) Future legislative or administrative changes to the U.S. Treasury Capital Purchase Program enacted under the Emergency Economic Stabilization Act of 2008; (12) The impact of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and related rules and regulations on our business operations and competitiveness, including the impact of executive compensation restrictions, which may affect our ability to retain and recruit executives in competition with other firms who do not operate under those restrictions; (13) The impact of the Dodd Frank Wall Street Reform and Consumer Protection Act signed by President Obama on July 21, 2010; (14) The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (15) Changes in the deferred tax asset valuation allowance in future quarters; (16) The costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (17) The ability to increase market share and control expenses; and (18)  Our success in managing the risks involved in the foregoing items. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC

	For the Three Months Ended:			Percent Change From:		For the Year Ended:
CONSOLIDATED STATEMENTS OF OPERATIONS	December 31,	September 30,	December 31,	September 30,	December 31,	December 31,	December 31,	Percent
(in $000's, unaudited)	2010	2010	2009	2010	2009	2010	2009	Change
Interest income	$13,168	$13,361	$14,942	-1%	-12%	$55,087	$62,293	-12%
Interest expense	2,221	2,530	3,438	-12%	-35%	10,512	16,326	-36%
Net interest income	10,947	10,831	11,504	1%	-5%	44,575	45,967	-3%
Provision for loan losses	1,050	2,058	5,676	-49%	-82%	26,804	33,928	-21%
Net interest income after provision for loan losses	9,897	8,773	5,828	13%	70%	17,771	12,039	48%
Noninterest income:
Service charges and other fees on deposit accounts	564	536	557	5%	1%	2,228	2,221	0%
Gain on sale of securities	464	1,492	238	-69%	95%	1,955	231	746%
Servicing income	431	442	377	-2%	14%	1,719	1,587	8%
Increase in cash surrender value of life insurance	427	428	416	0%	3%	1,677	1,664	1%
Gain on sale of SBA loans	351	429	663	-18%	-47%	1,058	1,306	-19%
Loss on sale of other loans	-	(887)	-	-100%	N/A	(887)	-	N/A
Other	206	288	202	-28%	2%	983	1,018	-3%
Total noninterest income	2,443	2,728	2,453	-10%	0%	8,733	8,027	9%

Noninterest expense:
Salaries and employee benefits	4,589	5,272	5,096	-13%	-10%	21,234	22,927	-7%
Occupancy and equipment	1,065	1,081	1,044	-1%	2%	4,087	3,937	4%
Writedown of loans held-for-sale	-	1,080	-	-100%	N/A	1,080	-	N/A
FDIC deposit insurance premiums	943	849	831	11%	13%	4,002	3,321	21%
Professional fees	773	780	1,017	-1%	-24%	3,975	3,851	3%
Impairment of goodwill	-	-	-	N/A	N/A	43,181	-	N/A
Other	2,759	2,186	2,587	26%	7%	10,568	10,724	-1%
Total noninterest expense	10,129	11,248	10,575	-10%	-4%	88,127	44,760	97%
Income (loss) before income taxes	2,211	253	(2,294)	774%	196%	(61,623)	(24,694)	-150%
Income tax expense (benefit)	506	(398)	(1,720)	227%	129%	(5,766)	(12,709)	55%
Net income (loss)	$1,705	$651	$(574)	162%	397%	$(55,857)	$(11,985)	-366%
Dividends and discount accretion on preferred stock	(606)	(193)	(600)	214%	1%	(2,398)	(2,376)	1%
Net income (loss) allocable to common shareholders	$1,099	$458	$(1,174)	140%	194%	$(58,255)	$(14,361)	-306%

PER COMMON SHARE DATA
(unaudited)
Basic earnings (loss) per share	$0.03	$0.01	$(0.10)	200%	130%	$(3.64)	$(1.21)	-201%
Diluted earnings (loss) per share	$0.03	$0.01	$(0.10)	200%	130%	$(3.64)	$(1.21)	-201%
Common shares outstanding at period-end	26,233,001	26,233,001	11,820,509	0%	122%	26,233,001	11,820,509	122%
Pro forma common shares outstanding at period-end,
assuming Series C preferred stock was converted into common stock	31,834,001	31,834,001	11,820,509	0%	169%	31,834,001	11,820,509	169%
Book value per share	$4.73	$4.84	$11.34	-2%	-58%	$4.73	$11.34	-58%
Tangible book value per share	$4.61	$4.72	$7.38	-2%	-38%	$4.61	$7.38	-38%
Pro forma tangible book value per share, assuming
Series C preferred stock was converted into common stock	$4.41	$4.51	$7.38	-2%	-40%	$4.41	$7.38	-40%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return (loss) on average equity	3.65%	1.38%	-1.30%	164%	381%	-30.82%	-6.68%	-361%
Annualized return (loss) on average tangible equity	3.71%	1.40%	-1.78%	165%	308%	-35.66%	-9.06%	-294%
Annualized return (loss) on average assets	0.50%	0.20%	-0.16%	150%	413%	-4.17%	-0.83%	-402%
Annualized return (loss) on average tangible assets	0.50%	0.20%	-0.17%	150%	394%	-4.25%	-0.86%	-394%
Net interest margin	3.59%	3.59%	3.61%	0%	-1%	3.69%	3.53%	5%
Efficiency ratio, excluding impairment of goodwill	75.65%	82.96%	75.77%	-9%	0%	84.31%	82.90%	2%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,343,053	$1,322,259	$1,407,251	2%	-5%	$1,337,978	$1,439,944	-7%
Average tangible assets	$1,339,952	$1,319,010	$1,360,389	2%	-2%	$1,313,369	$1,392,839	-6%
Average earning assets	$1,211,079	$1,195,959	$1,263,418	1%	-4%	$1,208,176	$1,301,603	-7%
Average loans held-for-sale	$11,146	$24,696	$15,892	-55%	-30%	$14,816	$8,580	73%
Average total loans	$871,553	$912,221	$1,079,973	-4%	-19%	$956,209	$1,162,957	-18%
Average deposits	$1,047,184	$1,056,905	$1,126,166	-1%	-7%	$1,062,144	$1,148,166	-7%
Average demand deposits - noninterest bearing	$282,364	$266,190	$269,903	6%	5%	$265,546	$261,539	2%
Average interest bearing deposits	$764,820	$790,715	$856,263	-3%	-11%	$796,598	$886,627	-10%
Average interest bearing liabilities	$807,144	$835,681	$922,139	-3%	-12%	$847,414	$966,598	-12%
Average equity	$185,225	$187,594	$174,685	-1%	6%	$181,242	$179,390	1%
Average tangible equity	$182,124	$184,345	$127,823	-1%	42%	$156,633	$132,285	18%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,	September 30,	December 31,
(in $000's, unaudited)	2010	2010	2009	2010	2009
ASSETS
Cash and due from banks	$71,842	$230,365	$45,372	-69%	58%
Federal funds sold	-	100	100	-100%	-100%
Interest-bearing deposits in other financial institutions	335	90	90	272%	272%
Securities available-for-sale, at fair value	232,165	111,459	109,966	108%	111%

Loans held-for-sale, including deferred costs - SBA	8,750	7,967	10,742	10%	-19%
Loans held-for-sale, including deferred costs - Other	2,260	4,788	-	-53%	N/A
Loans:
Commercial	378,412	370,939	427,177	2%	-11%
Real estate-mortgage	337,457	353,565	400,731	-5%	-16%
Real estate-land and construction	62,356	91,706	182,871	-32%	-66%
Home equity	53,697	53,772	51,368	0%	5%
Consumer	13,244	15,793	7,181	-16%	84%
Loans	845,166	885,775	1,069,328	-5%	-21%
Deferred loan costs, net	883	841	785	5%	12%
Total loans, including deferred costs	846,049	886,616	1,070,113	-5%	-21%
Allowance for loan losses	(25,204)	(25,290)	(28,768)	0%	-12%
Loans, net	820,845	861,326	1,041,345	-5%	-21%
Company owned life insurance	43,682	43,255	42,313	1%	3%
Premises & equipment, net	8,397	8,577	9,006	-2%	-7%
Goodwill	-	-	43,181	N/A	-100%
Intangible assets	3,014	3,158	3,589	-5%	-16%
Accrued interest receivable and other assets	55,079	59,785	58,166	-8%	-5%
Total assets	$1,246,369	$1,330,870	$1,363,870	-6%	-9%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest bearing	$280,258	$269,482	$260,840	4%	7%
Demand, interest-bearing	153,917	156,912	146,828	-2%	5%
Savings and money market	272,399	318,221	295,404	-14%	-8%
Time deposits - under $100	33,499	38,909	40,197	-14%	-17%
Time deposits - $100 and over	137,514	132,862	129,831	4%	6%
Time deposits - CDARS	17,864	16,297	38,154	10%	-53%
Time deposits - brokered	98,467	132,435	178,031	-26%	-45%
Total deposits	993,918	1,065,118	1,089,285	-7%	-9%
Securities sold under agreement to repurchase	5,000	15,000	25,000	-67%	-80%
Short-term borrowings	2,445	4,315	20,000	-43%	-88%
Subordinated debt	23,702	23,702	23,702	0%	0%
Accrued interest payable and other liabilities	39,152	37,635	33,578	4%	17%
Total liabilities	1,064,217	1,145,770	1,191,565	-7%	-11%

Shareholders' Equity:
Series A preferred stock, net	38,619	38,524	38,248	0%	1%
Series C preferred stock, net	19,519	19,538	-	0%	N/A
Common stock	130,531	131,329	80,222	-1%	63%
Retained earnings / (Accumulated deficit)	(1,866)	(2,965)	56,389	37%	-103%
Accumulated other comprehensive loss	(4,651)	(1,326)	(2,554)	-251%	-82%
Total shareholders' equity	182,152	185,100	172,305	-2%	6%
Total liabilities and shareholders' equity	$1,246,369	$1,330,870	$1,363,870	-6%	-9%

	End of Period:			Percent Change From:
	December 31,	September 30,	December 31,	September 30,	December 31,
	2010	2010	2009	2010	2009
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - loans held-for-sale	$2,026	$4,552	$-	-55%	N/A
Nonaccrual loans	28,821	41,757	59,480	-31%	-52%
Restructured and loans over 90 days past due and still accruing	2,492	2,687	2,895	-7%	-14%
Total nonperforming loans	33,339	48,996	62,375	-32%	-47%
Other real estate owned	1,296	657	2,241	97%	-42%
Total nonperforming assets	$34,635	$49,653	$64,616	-30%	-46%
Net charge-offs during the quarter	$1,136	$3,521	$5,883	-68%	-81%
Classified assets	$91,769	$116,518	$166,349	-21%	-45%
Allowance for loan losses to total loans	2.98%	2.85%	2.69%	5%	11%
Allowance for loan losses to total nonperforming loans	75.60%	51.62%	46.12%	46%	64%
Allowance for loan losses to total nonperforming loans,
excluding nonaccrual loans - loans held-for-sale	80.49%	56.90%	46.12%	41%	75%
Nonperforming assets to total assets	2.78%	3.73%	4.74%	-25%	-41%
Nonperforming loans to total loans plus
nonaccrual loans - loans held-for-sale	3.93%	5.50%	5.83%	-29%	-33%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$179,138	$181,942	$125,535	-2%	43%
Tangible common equity	$121,000	$123,880	$87,287	-2%	39%
Shareholders' equity / total assets	14.61%	13.91%	12.63%	5%	16%
Tangible equity / tangible assets	14.41%	13.70%	9.53%	5%	51%
Tangible common equity / tangible assets	9.73%	9.33%	6.63%	4%	47%
Loan to deposit ratio	85.12%	83.24%	98.24%	2%	-13%
Noninterest bearing deposits / total deposits	28.20%	25.30%	23.95%	11%	18%
Total risk-based capital ratio	20.95%	20.10%	12.86%	4%	63%
Tier 1 risk-based capital ratio	19.68%	18.83%	11.59%	5%	70%
Leverage ratio	14.14%	14.17%	10.05%	0%	41%

Heritage Bank of Commerce:
Total risk-based capital ratio	18.13%	17.16%	12.70%	6%	43%
Tier 1 risk-based capital ratio	16.87%	15.89%	11.43%	6%	48%
Leverage ratio	12.12%	11.95%	9.91%	1%	22%

	For the Three Months Ended			For the Three Months Ended
	December 31, 2010			December 31, 2009
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
NET INTEREST INCOME AND NET INTEREST MARGIN	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands, unaudited)
Assets:
Loans, gross*	$882,699	$11,681	5.25%	$1,095,865	$13,984	5.06%
Securities	169,513	1,368	3.20%	109,534	916	3.32%
Federal funds sold	97	-	0.10%	102	-	0.06%
Interest-bearing deposits in other financial institutions	158,770	119	0.30%	57,917	42	0.29%
Total interest earning assets	1,211,079	13,168	4.31%	1,263,418	14,942	4.69%
Cash and due from banks	21,652			27,110
Premises and equipment, net	8,516			9,127
Goodwill and other intangible assets	3,101			46,862
Other assets	98,705			60,734
Total assets	$1,343,053			$1,407,251

Liabilities and shareholders' equity:
Deposits:
Demand, interest-bearing	$156,921	85	0.21%	$143,142	84	0.23%
Savings and money market	302,123	336	0.44%	312,407	471	0.60%
Time deposits - under $100	35,205	89	1.00%	41,589	190	1.81%
Time deposits - $100 and over	136,401	462	1.34%	134,328	575	1.70%
Time deposits - CDARS	17,194	26	0.60%	40,835	111	1.08%
Time deposits - brokered	116,976	638	2.16%	183,962	1,381	2.98%
Subordinated debt	23,702	471	7.88%	23,702	469	7.85%
Securities sold under agreement to repurchase	14,783	77	2.07%	25,000	150	2.38%
Short-term borrowings	3,839	37	3.82%	17,174	7	0.16%
Total interest-bearing liabilities	807,144	2,221	1.09%	922,139	3,438	1.48%
Demand, noninterest bearing	282,364			269,903
Other liabilities	68,320			40,524
Total liabilities	1,157,828			1,232,566
Shareholders' equity	185,225			174,685
Total liabilities and shareholders' equity	$1,343,053			$1,407,251

Net interest income / margin		$10,947	3.59%		$11,504	3.61%

	For the Year Ended			For the Year Ended
	December 31, 2010			December 31, 2009
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands, unaudited)
Assets:
Loans, gross*	$971,025	$49,633	5.11%	$1,171,537	$58,602	5.00%
Securities	148,069	5,236	3.54%	106,806	3,628	3.40%
Federal funds sold	100	-	0.10%	433	-	0.10%
Interest-bearing deposits in other financial institutions	88,982	218	0.24%	22,827	63	0.28%
Total interest earning assets	1,208,176	55,087	4.56%	1,301,603	62,293	4.79%
Cash and due from banks	21,235			24,985
Premises and equipment, net	8,742			9,311
Goodwill and other intangible assets	24,609			47,105
Other assets	75,216			56,940
Total assets	$1,337,978			$1,439,944

Liabilities and shareholders' equity:
Deposits:
Demand, interest-bearing	$153,618	341	0.22%	$136,734	336	0.25%
Savings and money market	297,257	1,440	0.48%	334,657	2,514	0.75%
Time deposits - under $100	37,889	496	1.31%	43,946	983	2.24%
Time deposits - $100 and over	134,024	1,900	1.42%	155,475	2,813	1.81%
Time deposits - CDARS	18,252	159	0.87%	19,702	303	1.54%
Time deposits - brokered	155,558	3,750	2.41%	196,113	6,513	3.32%
Subordinated debt	23,702	1,878	7.92%	23,702	1,933	8.15%
Securities sold under agreement to repurchase	18,767	418	2.23%	28,822	787	2.73%
Note payable	-	-	N/A	2,507	82	3.27%
Short-term borrowings	8,347	130	1.56%	24,940	62	0.25%
Total interest-bearing liabilities	847,414	10,512	1.24%	966,598	16,326	1.69%
Demand, noninterest bearing	265,546			261,539
Other liabilities	43,776			32,417
Total liabilities	1,156,736			1,260,554
Shareholders' equity	181,242			179,390
Total liabilities and shareholders' equity	$1,337,978			$1,439,944

Net interest income / margin		$44,575	3.69%		$45,967	3.53%

*Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.